Exhibit 99.1
For immediate release:

SkyPeople Fruit Juice Reports Record Financial Results for the First Quarter 2010

XI'AN, China, May 17 -- SkyPeople Fruit Juice, Inc. (NASDAQ:SPU) ("SkyPeople" or "the Company”) a manufacturer of kiwifruit, apple, pear and other concentrated specialty fruit juices and manufacturer of Hedetang(TM)-branded fruit beverages, today announced record financial results for its first quarter ended March 31, 2010.

First Quarter 2010 Highlights

•	Revenue was $17.7 million, up 164.2% from Q1 2009
•	Gross profit was $7.2 million, up 148.3% from Q1 2009
•	Net income was $2.0 million, up 53.8% from Q1 2009 and earnings per diluted shares were $0.08 based on 20.6 million shares
•	Adjusted net income was $4.1 million, up 215.4% from Q12009 and adjusted earnings per diluted shares were $0.18— based on 20.9 million shares
•	Company began trading on NASDAQ on April 20, 2010 under the symbol “SPU”.

First Quarter 2010 Results
	Q1 2010	Q1 2009	CHANGE
Net Sales	$17.7 million	$6.7 million	+164.2%
Gross Profit	$7.2 million	$2.9 million	+148.3%
GAAP Net Income	$2.0 million	$1.3 million	+53.8%
Adjusted Net Income*	$ 4.1 million	$1.3 million	+215.4%
Adjusted EPS (Diluted)*	$0.18	$0.07	+157.1%

*Adjusted net income and EPS in Q1 2010 2009 are non-GAAP calculations and include the change in the amount of [2,092,972 in fair value of warrant liability related to the approximately 67,883 warrants outstanding as of March 31, 2010.   For more information about the non-GAAP financial measures contained in this press release, please see "About Non-GAAP Financial Measures” below.

"In the first quarter of 2010, we built upon the growth we reported during 2009 and significantly increased all key financial metrics compared to the year ago period,” began Yongke Xue, CEO of SkyPeople Fruit Juice. "Sales of our concentrates represented a majority of our revenues as we witnessed a number of our export markets rebound this year.  Domestic sales of concentrates and our Hedetang™-branded juice also showed strong growth during the first quarter.  Each of our core segments produced revenue and profit growth which is evidence of execution on both our product and customer strategies in 2010.  ” Xue concluded.

First Quarter 2010 Results

Revenue Breakdown	Three Months Ended March 31,
	2010	2009	% Change

Concentrated kiwifruit juice and kiwifruit puree	2,661	1,428	86.3%

Concentrated pear juice	4,169	2,658	56.8%

Concentrated apple juice and apple aroma	4,483	$317	1314.2%

Fruit juice beverages	2,325	1,443	61.1%

Fresh kiwifruit	3,568	476	649.6%

Fruit cider beverages	516	349	47.9%

Total revenue for the first quarter of 2010 ended March 31, 2010 was $17.7 million, up 164.2% from $6.7 million for the quarter ended March 31, 2009. This increase was primarily due to increased sales of SkyPeople’s fruit juice concentrate production lines for kiwifruit, pear and apple.  Concentrates produced by SkyPeople are sold to domestic and international beverage and food manufacturers.  The concentrates are used as a base ingredient in the manufacturing of fruit juices and as a sweetener  in soft drinks and for certain foods like ice cream.

The single largest product line increase was apple juice concentrate, which recorded a 13-fold increase for the three months ended March 31, 2010 as compared to the same period of 2009.   The increase in revenues was primarily due to price recovery and an increase in demand for concentrated apple juice in international markets which occurred during the current squeezing season of apples. By comparison, in last apple squeezing season, which is from August 2008 to March 2009, SkyPeole only produced apple-related products for approximately 30 days due to a decrease in market prices resulting from lower demand of concentrated apple juice in the international market. Kiwifruit and pear juice also experienced increases of 86.3% and 56.8%, respectively. Fruit beverages which include the Hedetang ™ branded kiwifruit and mulberry fruit juices and kiwifruit and mulberry ciders (sometimes referred to as ‘vinegars’ when translated directly from Chinese) increased 61.1% and 47.9%, respectively.  Historically, SkyPeople had only sold our fruit juice beverages regionally in Shaanxi Province and surrounding cites near Xi’an.  Beginning the first quarter of 2010, SkyPeople began selling Hedetang ™ branded fruit juices in the Beijing area through a distributor which generated revenue of approximately $0.6 million and contributed to the increase in revenues in this segment.

Similar to 2009, fresh kiwifruit remained a strong revenue contributor during the first quarter.   Due to the proximity of SkyPeople to China’s largest kiwifruit growing area, SkyPeople regularly sells fresh kiwifruit when its kiwifruit processing facility is operating at 100% capacity.    During the peak squeezing seasons of July through April, each of the Company’s production lines operates at 100% capacity. As a result, fresh kiwifruit sales increased 649.6% to approximately $3.6 million as a result of more favorable pricing in the market and the Company’s strategic decision in July 2009 to set up the Company’s Vegetable and Fresh Fruits Division to promote the sales of fresh kiwifruit in the domestic Chinese market.

Gross profit for the first quarter of 2010 was $7.2 million, a 148.3% increase from $2.9 million in the first quarter of 2009. Overall gross profit margin was 40.4% for the first quarter compared to 43.8% for the first quarter of 2009, with the variance primarily related to a decrease in gross margins for sales of concentrated apple juice and apple aroma and fresh kiwifruit.   Decreases in apple concentrate margin were offset by an increase in the gross margins of concentrated kiwifruit juice and kiwifruit puree, fruit juice beverages and fruit cider beverages.

Operating income totaled $5.8 million in the first quarter of 2010, an increase of 190.0% from $2.0 million in the previous fiscal year. The Company's operating margin was 32.5% compared to 29.4% in the prior year.

GAAP net income for the first quarter of 2010 was $2.0 million, an increase of 53.8% from $1.3 million in the first quarter of 2009. Adjusted net income for the quarter was $4.1 million, an increase of 215.4% from $1.3 million in the first quarter of 2009.   Adjusted earnings per share were $0.18 per diluted share in the quarter, compared to $0.07 per diluted share in the first quarter of 2009. The Company reported 20,637,806 weighted average diluted shares outstanding in the first quarter of 2010, compared to 18,929,908 in the first quarter of 2009.

Financial Condition

As of March 31, 2010, the Company had $30.0 million in cash, up from $14.4 million as of December 31, 2009; working capital was $39.5 million, up from $29.0 million as of December 31, 2009; accounts receivable were $26.4 million, compared to $27.4 million as of December 31, 2009; accounts receivable turnover in days for the first quarter of 2010 was 138 days compared to 114 days in the first quarter of 2009.  During the Company's July through April squeezing season receivables increase along with increased revenues.  Current liabilities were $21.3 million compared to $19.5 million as of December 31, 2009. Shareholder's equity was $74.4 million, an 15.9% increase from $64.2 million as of December 31, 2009. The Company had $12.3 million in short term loans as of March 31, 2010.

The most significant sources of working capital for the three months ended March 31, 2010 were $5.8 million from operating activities, proceeds of $3.0 million from the issuance of 1,160,451 shares of Common Stock from the exercise of warrants, and $6.9 million from short term loans. The most significant use of working capital during the three months ended March 31, 2010 was the payment of income tax of $2.6 million.

First Quarter 2010 Conference Call

To attend the call, please use the dial information below. When prompted, ask for the "SkyPeople Fruit Juice call" and/or be prepared to provide the conference ID.

    Conference Call

    Date:                           Tuesday, May 18, 2010

    Time:                           10:00 a.m. Eastern

    Conference Line Dial-In (U.S.): 1-888-549-7735

    International Dial-In:          1-480-629-9857

    Conference ID:                  4299989

    Webcast link:                   http://viavid.net/dce.aspx?sid=0000755A

Please dial in at least 10-minutes before the call to ensure timely participation. A playback will be available through May 25, 2010. To listen, please call 1-800-406-7325 within the United States or 1-303-590-3030 calling internationally. Utilize the pass code 4299989 for the replay.

About SkyPeople Fruit Juice, Inc.

SkyPeople Fruit Juice, Inc., a Florida company, through its wholly-owned subsidiary Pacific Industry Holding Group Co., Ltd., a Vanuatu company, holds 99% ownership interest in SkyPeople Juice Group Co., Ltd. ("SkyPeople (China)"). SkyPeople (China) is engaged in the production and sales of fruit juice concentrates (including fruit purees, concentrated fruit purees, and concentrated fruit juices), fruit beverages (including fruit juice beverages and fruit cider beverages), and other fruit related products (including primarily organic and non-organic fresh fruits, kiwifruit seeds and apple aroma) in and from the PRC. Its fruit juice concentrates are sold to domestic customers and exported directly or via distributors. Fruit juice concentrates are used as a basic ingredient component in the food industry. Its brand, Hedetang(TM), which is a registered trademark in the PRC, is positioned as a high quality, healthy and nutritious end-use juice beverage.  For more information, please visit www.skypeoplefruitjuice.com .

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP net income, and non-GAAP EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our "recurring core business operating results," meaning our operating performance excluding not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Forward-Looking Statements

This press release contains certain "forward-looking statements" that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the Company's ability to obtain the necessary financing to continue and expand operations, to market its products in new markets and to offer products at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems, political and economic factors in the PRC, compliance requirement of laws and regulations of the PRC, the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

COMPANY
SkyPeople Fruit Juice, Inc.
Ms. Spring Liu, CFO
Tel:  US +1-818-390-1272
Email: spring_liu@skypeoplejuice.com
Web: www.skypeoplefruitjuice.com

INVESTOR RELATIONS:
John Mattio, SVP
HC International, Inc.
Tel: US +1-203-616-5144
Email:  john.mattio@hcinternational.net
Web:    http://www.hcinternational.net

SKYPEOPLE FRUIT JUICE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31,	December 31,
	2010	2009
ASSETS	(Unaudited)

CURRENT ASSETS
Cash and equivalents	$30,042,802	$14,404,500
Accounts receivable, net of allowance of $0 and $1,130	26,356,790	27,398,821
Other receivables	145,359	222,932
Inventories	4,219,160	4,925,625
Advances to suppliers and other current assets	65,989	1,536,042
Total current assets	60,830,100	48,487,920

PROPERTY, PLANT AND EQUIPMENT, Net	25,507,480	23,855,648
LAND USAGE RIGHTS	6,515,103	6,577,834
OTHER ASSETS	2,847,730	4,740,242
TOTAL ASSETS	$95,700,413	$83,661,644

LIABILITIES

CURRENT LIABILITIES
Accounts payable	$2,673,026	$2,684,113
Accrued expenses	3,911,851	4,368,852
Income taxes payable	1,505,985	2,592,493
Advances from customers	695,773	1,009,624
Short-term notes payable	12,276,949	5,420,531
Warrant liability	279,679	3,377,917
Total current liabilities	21,343,263	19,453,530

Commitments and contingencies
STOCKHOLDERS’ EQUITY
SkyPeople Fruit Juice, Inc. stockholders’ equity:
Preferred Stock, $0.001 par value; 10,000,000 shares authorized; 2,465,147 and 3,448,480 Series B Convertible Preferred Stock issued and outstanding as of March 31, 2010 and December 31, 2009, respectively	2,465	3,448
Common Stock, $0.001 par value; 66,666,666 shares authorized; 19,768,901 and 17,952,894 shares issued and outstanding as of March 31, 2010 and December 31, 2009, respectively	19,769	17,953
Additional paid-in capital	34,848,682	26,699,154
Retained earnings	31,902,924	30,237,707
Accumulated other comprehensive income	4,488,902	4,487,706
Total SkyPeople Fruit Juice, Inc. stockholders' equity	71,262,742	61,445,968
Noncontrolling interests	3,094,408	2,762,146
TOTAL EQUITY	74,357,150	64,208,114
TOTAL LIABILITIES AND EQUITY	$95,700,413	$83,661,644

SKYPEOPLE FRUIT JUICE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME,
UNAUDITED
	Three Months Ended
	March 31,	March 31,
	2010	2009
	(Unaudited)	(Unaudited)

Revenue	$17,721,296	$6,671,061
Cost of Sales	10,558,248	3,746,159
Gross Profit	7,163,048	2,924,902

Operating Expenses
General and administrative expenses	766,232	411,904
Selling expenses	364,777	273,588
Research and development expenses	278,152	275,510
Total operating expenses	1,409,161	961,002

Income from Operations	5,753,887	1,963,900

Other Income (Expense)
Interest expense	(222,959)	(226,396)
Interest income	22,096	7, 316
Subsidy income	43,562	87,800
Change in fair value of warrant liability	(2,092,972)	-
Other expense	(238)	(40)
Total other expense	(2,250,511)	(131,320)

Income Before Income Taxes	3,503,376	1,832,580

Income Tax Expense	1,505,897	493,870

Net Income	1,997,479	1,338,710
Less: Net income attributable to noncontrolling interests	332,262	99,274
NET INCOME ATTRIBUTABLE TO SKYPEOPLE FRUIT JUICE, INC.	$1,665,217	$1,239,436

Earnings Per Share:
Basic earnings per share	$0.08	$0.07
Diluted earnings per share	$0.08 *	$0.07

Weighted Average Shares Outstanding:
Basic	18,341,103	14,847,789
Diluted	20,637,806	18,929,908

Comprehensive Income
Net income	$1,997,479	$1,338,710
Foreign currency translation adjustment	(29,365)	(93,425)
Comprehensive Income	$1,968,114	$1,245,285
Comprehensive income attributable to the noncontrolling interest	301,701	127,554
Comprehensive income attributable to SkyPeople Fruit Juice, Inc.	$1,666,413	$1,117,731

* The effect of change in fair value of warrant liability was not included for the computation of diluted earnings per share for the period ended as the inclusion would be anti-dilutive.

SKYPEOPLE FRUIT JUICE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	March 31,	March 31,
	2010	2009
	(Unaudited)	(Unaudited)
Cash Flow from Operating Activities
Net income	$1,997,479	$1,338,710
Adjustments to reconcile net income to
net cash flow provided by operating activities
Bad debt expenses	-	1,130
Depreciation and amortization	530,581	487,158
Change in fair value of warrant liability	2,092,972	-
Changes in operating assets and liabilities
net of acquisition effects
Accounts receivable	1,042,371	6,580,392
Other receivables	77,572	71,292
Advance to suppliers and other current assets	1,481,491	239,570
Inventories	706,496	(470,472)
Accounts payable	(12,108)	839,339
Accrued expenses	(464,112)	710,238
Advances from customers	(313,848)	30,929
Taxes payable	(1,086,482)	(1,549,833)
Net cash provided by operating activities	6,052,412	8,278,453

Cash Flow from Investing Activities
Prepayment for other assets	(106,630)	-
Additions to property, plant and equipment	(120,043)	-
Net cash provided by investing activities	(220,673)	-

Cash Flow from Financing Activities
Proceeds from stock issuance	2,959,150	-
Proceeds from bank loans	6,855,937	-
Net cash provided by financing activities	9,815,087	-

NET INCREASE IN CASH AND CASH EQUIVALENTS	15,640,826	8,278,453
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	14,404,500	15,274,171
Effect of Changes in Exchange Rate	(2,524)	(309,546)
CASH AND CASH EQUIVALENTS, END OF PERIOD	$30,042,802	$23.243,078
Supplemental disclosures of cash flow information:
Cash paid for interest	$222,959	$1,283,303
Cash paid for taxes	$2,592,379	$226,396
Supplementary disclosures of significant non-cash transactions:
Change in fair value of warrant liability	$(2,092,972)	$-

Note:  During the three months ended March 31, 2010, the Company transferred other assets to property, plant and equipment with a total amount of $2,119,714 (For the three months ended March 31, 2009: Nil).